UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒	Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

<Name>

<First Name> <Last Name>

<Address>

<Address>

Dear <First Name>,

As announced on June 26, 2014, the London Stock Exchange Group (“LSEG”) reached an agreement with Northwestern Mutual to purchase Russell Investments (“Russell”). As part of the proposed transaction, Russell must obtain any shareholder and regulatory approvals needed to consummate the transaction. With respect to the Russell Investment Company (“RIC”) mutual funds in which you are invested, a shareholder vote is required to approve a new investment advisory agreement between each fund and Russell to be effective upon the consummation of the transaction in order for Russell to continue to serve as investment adviser to that fund. In addition, in a separate proposal, shareholders are being asked to approve a new investment advisory agreement with Russell, as further explained in the enclosed proxy materials.

As a shareholder in the RIC mutual funds, your vote is important to us. Please read the enclosed proxy materials and cast your vote. For your convenience, you may vote in any of the following three simple ways:

➢	Mail – Sign, date, and complete the reverse side of the proxy card(s) and return the proxy card(s) in the postage-paid envelope provided.
➢	Internet – Log on to the website address located on your proxy card(s). You will need the control number found on the proxy card(s) at the time you execute your vote.
➢	Touchtone Phone – Dial the toll-free number on the enclosed proxy card(s) and follow the automated instructions. Please have the proxy card(s) available at the time of the call.

You may also vote in person at the special meeting of shareholders, which will be held at Russell’s Seattle office at 11:00 a.m., Pacific Standard Time, on November 3, 2014.

For questions related to voting your proxy, please contact the Funds’ proxy solicitation agent at 1-844-253-1478.

If you have any other questions about this notice or the proxy, please feel free to contact your Russell Account Executive, <Account Executive name>, by calling 1-800-455-3782, option 2.

We appreciate your participation in this important matter.

Client Executive Signature Block

<Client Executive name>

<Client Executive title>